Issuer Free Writing Prospectus

Dated August 11, 2014

Filed Pursuant to Rule 433

Registration Statement No. 333-177706

CBS CORPORATION

CBS OPERATIONS INC.

FINAL TERM SHEET

Issuer:	CBS Corporation

Guarantor:	CBS Operations Inc.

Securities Offered:	2.300% Senior Notes due 2019	3.700% Senior Notes due 2024	4.900% Senior Notes due 2044

Size:	$600,000,000	$600,000,000	$550,000,000

Maturity:	August 15, 2019	August 15, 2024	August 15, 2044

Coupon:	2.300%	3.700%	4.900%

Yield to Maturity:	2.365%	3.729%	4.988%

Spread to Benchmark Treasury:	T+75 bps	T+130 bps	T+175 bps

Benchmark Treasury:	UST 1.625% due July 31, 2019	UST 2.500% due May 15, 2024	UST 3.625% due February 15, 2044

Benchmark Treasury Price and Yield:	100-01+; 1.615%	100-19+; 2.429%	107-10; 3.238%

Price to Public:	99.696% of face amount	99.760% of face amount	98.639% of face amount

Price to CBS:	99.346% of face amount	99.310% of face amount	97.764% of face amount

Interest Payment Dates:	Semi annually on February 15 and August 15 commencing February 15, 2015	Semi annually on February 15 and August 15 commencing February 15, 2015	Semi annually on February 15 and August 15 commencing February 15, 2015

Redemption Provisions:

Make-Whole Call:	Greater of 100% or T+12.5 bps (at any time prior to July 15, 2019)	Greater of 100% or T+20 bps (at any time prior to May 15, 2024)	Greater of 100% or T+25 bps (at any time prior to February 15, 2044)

Par Call:	At any time on or after July 15, 2019	At any time on or after May 15, 2024	At any time on or after February 15, 2044

Change of Control:	Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

Trade Date:	August 11, 2014

Settlement Date:**	August 19, 2014 (T+6)

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000

CUSIP:	124857 AL7	124857AM5	124857 AK9

Ratings:*	Moody’s Investors Service: Baa2 Standard & Poor’s Ratings Services: BBB Fitch Ratings: BBB

Trustee:	Deutsche Bank Trust Company Americas

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

RBS Securities Inc.

BNP Paribas Securities Corp.

Mizuho Securities USA Inc.

SMBC Nikko Securities America, Inc.

UBS Securities LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Lloyds Securities Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Drexel Hamilton, LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	It is expected that delivery of the Senior Notes will be made against payment therefor in New York City on or about August 19, 2014, which will be the sixth business day following the date of pricing of the Senior Notes (such settlement cycle being referred to herein as “T+6”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the pricing date or the succeeding two business days will be required, by virtue of the fact that the Senior Notes initially will settle in six business days, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling calling (i) Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, (ii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 and (iv) RBS Securities Inc. toll-free at 1-866-884-2071 .

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.